EXHIBIT 99.3
ENCORE ACQUISITION COMPANY
UNAUDITED STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES OF THE BIG HORN BASIN ASSETS
Three Months Ended March 31, 2007 and 2006
(In thousands)

	Three Months Ended March 31,
	2007	2006
Revenues:
Oil	$12,483	$13,058
Natural gas	127	778
Marketing and other	3,575	1,969

Total revenues	16,185	15,805

Direct operating expenses:
Lease operating expenses	2,272	2,485
Production and other taxes	1,522	1,707
Marketing and other	3,370	72

Total direct operating expenses	7,164	4,264

Excess of revenues over direct operating expenses	$9,021	$11,541

The accompanying notes are an integral part of these unaudited Statements of Revenues and Direct Operating Expenses.

ENCORE ACQUISITION COMPANY
NOTES TO UNAUDITED STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
OF THE BIG HORN BASIN ASSETS
1.	Basis of Presentation

On January 16, 2007, Encore Acquisition Company, a Delaware Corporation, (“Encore”) entered into a Purchase and Sale Agreement with Howell Petroleum Corporation and Kerr-McGee Oil & Gas Onshore LP, both of which are wholly-owned subsidiaries of Anadarko Petroleum Corporation (“Anadarko”) whereby Encore agreed to acquire all of the ownership interests of Anadarko representing all of the Gooseberry Field’s and Elk Basin Field’s oil and natural gas properties and associated liabilities (collectively the “Big Horn Basin Operations”) owned by Anadarko. The acquisition closed on March 7, 2007 for a cash purchase price of approximately $352.1 million, subject to contractual post-closing adjustments, as set forth in the Agreement.

Anadarko did not prepare separate stand-alone historical financial statements for the Big Horn Basin Operations in accordance with accounting principles generally accepted in the United States of America. Accordingly, it is not practicable to identify all assets and liabilities, or other indirect operating costs applicable to the Big Horn Basin Operations. The accompanying statements of revenues and direct operating expenses were prepared from the historical accounting records of Anadarko and Encore.

Certain indirect expenses as further described in note 4 were not allocated to the Big Horn Basin Operations’ historical financial records. Any attempt to allocate these expenses would require significant and judgmental allocations, which would be arbitrary and would not be indicative of the performance of the properties had they been owned by Encore.

These statements of revenues and direct operating expenses do not represent a complete set of financial statements reflecting financial position, results of operations, shareholders’ equity, and cash flows of the Big Horn Basin Operations, and are not indicative of the results of operations for the Big Horn Basin Operations going forward.

2.	Significant accounting policies

Principles of Combination and Use of Estimates — The accompanying statements of revenues and direct operating expenses are derived from the historical accounting records of Anadarko and Encore. All significant intercompany transactions and balances have been eliminated in combination of the financial statements. Accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the amounts reported in the statements of revenues and direct operating expenses. Actual results could be different from those estimates.

Revenue recognition — Total revenues in the accompanying statements of revenues and direct operating expenses include oil, natural gas, natural gas liquids (“NGLs”) and other revenue. Revenue is recognized based on the amount of oil, natural gas and NGLs sold to purchasers when delivery to the purchaser has occurred and title has transferred. Other revenue is comprised of third party sulfur sales coupled with processing revenues earned by the plant attributable to third party owned production. The accompanying statements were prepared using the sales method of accounting for gas imbalances, whereby, as sales volumes exceed the owner’s entitled share, an overproduced imbalance occurs. To the extent the overproduced imbalance exceeds the owner’s entitled share of the remaining estimated proved reserves for a given property, a liability is recorded. There were no significant imbalances with other revenue interest owners during any of the periods presented in these statements.

Direct operating expenses — Direct operating expenses are recognized when incurred and consist of direct expenses of operating the Big Horn Basin Operations. The direct operating expenses include lease

ENCORE ACQUISITION COMPANY
NOTES TO UNAUDITED STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
OF THE BIG HORN BASIN ASSETS
operating, gathering, processing, and production and other tax expense. Lease operating expenses include lifting costs, well repair expenses, surface repair expenses, well workover costs, and other field expenses. Gathering and processing expenses include cost of product, maintenance and repair and other operating costs. Lease operating and gathering and processing expenses also include expenses directly associated with support personnel, support services, equipment and facilities directly related to oil and the production activities. Production and other taxes consist of severance and ad valorem taxes.

3.	Contingencies

The activities of the Big Horn Basin Operations are subject to potential claims and litigation in the normal course of operations. Anadarko management does not believe that any liability resulting from any pending or threatened litigation will have a materially adverse effect on the operations or financial results of the Big Horn Basin Operations.

4.	Excluded expenses

The Big Horn Basin Operations were part of a much larger enterprise prior to the date of the acquisition by Encore. Indirect general and administrative expenses, recovery of COPAS overhead charges to joint venture partners, interest, income taxes and other indirect expenses were not allocated to the Big Horn Basin Operations and have been excluded from the accompanying statements. The COPAS overhead recoveries were approximately $750,000 per year. In addition, management of Encore believes such indirect expenses are not indicative of future costs or recoveries which would be incurred by Encore.

Also, depreciation, depletion and amortization have been excluded from the accompanying statements of revenues and direct operating expenses as such amounts would not be indicative of those expenses which would be incurred based on the amounts expected to be allocated to the properties in connection with the purchase price allocation.

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